FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-286596-06

From: Citi Cmbs Syndicate (CITIGROUP GLOBAL MAR) <[REDACTED]>
Sent: Monday, November 9, 2026 12:58 PM
Subject: BMARK 2026-V25 -- New Issue Announcement (Public)

BMARK 2026-V25 -- New Issue Announcement (Public)

Co-Lead Managers & Joint Bookrunners: Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, Deutsche Bank Securities Inc., Barclays Capital Inc., BMO Capital Markets Corp.

Co-Managers: Academy Securities, Inc., Drexel Hamilton, LLC

Class	Expected Ratings (Moody’s/Fitch/KBRA)	Size ($mm)	C/E	WAL	Cum LTV	U/W NOI Debt Yld
A-1	Aaa(sf)/AAAsf/AAA(sf)	3.100	30.000%	2.28	42.5%	17.6%
A-2	Aaa(sf)/AAAsf/AAA(sf)	175.000*	30.000%	4.81	42.5%	17.6%
A-3	Aaa(sf)/AAAsf/AAA(sf)	276.316*	30.000%	4.90	42.5%	17.6%
A-S	NR/AAAsf/AAA(sf)	60.048	20.750%	4.96	48.1%	15.5%
B	NR/AA-sf/AA-(sf)	33.270	15.625%	4.96	51.2%	14.6%
C	NR/A-sf/A-(sf)	25.155	11.750%	4.96	53.6%	13.9%

* Class sizes and/or WALs subject to change as detailed in the term sheet. Possible ranges below:

Class	Expected Range of Balance ($mm)	Expected Range of WAL
A-2	0 – 175.000	NAP – 4.81
A-3	276.316 – 451.316	4.90 – 4.86

Collateral Summary
Initial Pool Balance	$683,333,500
Number of Mortgage Loans	35
Number of Mortgaged Properties	75
Average Cut-off Date Balance	$19,523,814
Weighted Average Mortgage Rate	7.39163%
Weighted Average Remaining Term to Maturity/ARD (months)	59
Weighted Average Remaining Amortization Term to Maturity/ARD (months)	354
Weighted Average Cut-off Date LTV Ratio	60.7%
Weighted Average Maturity Date/ARD LTV Ratio	60.4%
Weighted Average UW NCF DSCR	1.52x
Weighted Average Debt Yield on Underwritten NOI	12.3%

Top 5 Property Type:	Office (29.8%), Multifamily (28.5%), Retail (14.3%), Industrial (10.8%), Hospitality (7.4%)

Top 5 States:	New York (15.9%), Texas (14.1%), Missouri (10.0%), Ohio (8.9%), New Jersey (8.7%)

Risk Retention:	Vertical

Master Servicer:	Trimont LLC

Special Servicer:	Torchlight Loan Services, LLC

Operating Advisor:	Park Bridge Lender Services LLC

Trustee:	Wilmington Savings Fund Society, FSB

Cert. Administrator:	Citibank, N.A.

Anticipated Timing
Anticipated Pricing:	Week of 11/9/2026
Anticipated Settlement:	11/30/2026

Term Sheet

<Attached>

Annex A-1 (Red)

<Attached>

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-286596) for the offering to which this communication relates. Before you invest,you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, Barclays Capital Inc., BMO Capital Markets Corp., Academy Securities, Inc., Drexel Hamilton, LLC or any other underwriter or dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation being made that these materials are accurate or complete and that these materials may not be updated or (3) these materials possibly being confidential, are, in each case, not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.